Exhibit 99.1

Marine Petroleum Trust

MARINE PETROLEUM TRUST

ANNOUNCES SECOND QUARTER CASH DISTRIBUTION

DALLAS, Texas, May 19, 2017 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.095735 per unit, payable on June 28, 2017, to unitholders of record on May 31, 2017. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marine.com/.

This distribution of $0.095735 per unit is higher than the $0.045774 per unit distributed last quarter. As compared to the previous quarter, the prices for oil increased while the prices for natural gas produced and included in the current distribution decreased slightly. The volume of oil produced and included in the current distribution has decreased while the volume of natural gas has increased as compared to the previous quarter. This distribution is higher than the $0.073281 per unit distributed in the comparable quarter in 2016. As compared to the comparable quarter in 2016, the price realized for oil produced and included in the current distribution has increased, while the price realized for natural gas produced and included in the current distribution has decreased; and the volume of both natural gas and oil produced and included in the current distribution has decreased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper
SVP, Royalty Trust Services
Southwest Bank, Trustee
Toll Free – 1.855.588-7839